UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 7, 2006

BEVERLY HILLS BANCORP INC.

DELAWARE	0-21845	93-1223879
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23901 Calabasas Road, Suite 1050

Calabasas, CA 91302

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (818) 223-8084

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

Beverly Hills Bancorp Inc. (the “Company”) has entered into an Employment Agreement dated March 7, 2006 with its Chief Executive Officer, Larry B. Faigin. Under the Employment Agreement, Mr. Faigin is entitled to a base salary of $275,000 for 2006, $285,000 for 2007, $295,000 for 2008, and an amount to be agreed upon thereafter. The Employment Agreement contemplates that each year the Company and Mr. Faigin will negotiate in good faith to establish an incentive compensation plan for him for the year. Mr. Faigin’s incentive compensation plan for 2006 provides for additional compensation if certain performance measures are achieved, including a bonus of 10% of the amount by which overhead for the year 2006 is reduced below a specified level.

The Company may terminate Mr. Faigin’s employment at any time with or without cause. If the Company terminates Mr. Faigin’s employment without cause, or Mr. Faigin terminates his employment under circumstances constituting “good reason,” Mr. Faigin will be entitled to a continuation of base salary and benefits until two years from the date of termination or December 31, 2008, whichever occurs later. “Good reason” includes, among other things, a change of control of the Company, the failure of the Board of Directors to nominate Mr. Faigin as a director, or the appointment of any officer senior to Mr. Faigin. Mr. Faigin may terminate his employment at any time upon 60 days written notice.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 9, 2006	BEVERLY HILLS BANCORP INC.
Registrant

/s/ Larry B. Faigin
Larry B. Faigin
Chief Executive Officer